EXHIBIT 15.1

Washington Trust Bancorp, Inc.
Letter regarding unaudited interim financial information

To the Board of Directors and Shareholders of
Washington Trust Bancorp, Inc.:

Re: Registration Statements on Form S-8
File No. 333-107141, 333-72277, 333-48315, 333-13167, 033-23048 and 333-146388

Registration Statements on Form S-3
File No. 333-13821, 033-28065, and 333-42502

With respect to the subject Registration Statements, we acknowledge our awareness of the use therein of our report dated November 9, 2007 related to our review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933 (the “Act”), such reports are not considered a part of a registration statement prepared or certified by an independent registered public accounting firm, or reports prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

Providence, Rhode Island
November 9, 2007